Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Form S-8 (No. 333-139356) of Global Telecom & Technology, Inc. of our reports dated March 26, 2008 relating to the financial statements of Global Telecom & Technology, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for the years then ended; of GTT-EMEA Limited and Subsidiaries for the period from January 1, 2006 to October 15, 2006; and of Global Internetworking, Inc. and Subsidiaries for the year ended September 30, 2006 and for the period from October 1, 2006 to October 15, 2006 which is included herein in this Annual Report on Form 10-K.
/s/ J.H. Cohn LLP
Jericho, New York
March 26, 2008